UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/18/2011

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-25837

Delaware	36-2681268
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

233 S. Wacker Dr., Suite 4200, Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-496-1628
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

RICHARD W. PEHLKE
On May 16, 2011, Richard W. Pehlke joined Hedrick & Struggles International, Inc. (the "Company") as the Company's Chief Financial Officer on an interim basis. Prior to joining the Company, Mr. Pehlke, age 57, served as the Executive Vice President and Chief Financial Officer of Grubb & Ellis Company, a publicly held commercial real estate services and investment management company, from February 2007 until May 2010. Mr. Pehlke served as Executive Vice President and Chief Financial Officer and a member of the board of directors of Hudson Highland Group, a publicly held global professional staffing and recruiting business, from 2003 to December 2005 and served as a consultant during 2006. Prior to 2003, Mr. Pehlke held senior financial positions in the business services, telecommunications, financial services and food and consumer products industries.

Pursuant to a consulting agreement with the Company (the "Consulting Agreement"), Mr. Pehlke's will receive a monthly fee of $31,500 for his services. The Consulting Agreement also provides that Mr. Pehlke will be reimbursed for his COBRA contribution and any reasonable and necessary out-of-pocket expenses incurred at the Company's request, including travel expenses. The Consulting Agreement expires on September 15, 2011, unless extended by the mutual written agreement of the Company and Mr. Pehlke. The Consulting Agreement may be terminated Mr. Pehlke or the Company prior to its expiration. The Consulting Agreement also includes customary confidentiality undertakings. The Consulting Agreement further provides that during the term of Agreement and for 12 months after termination of the Agreement, Mr. Pehlke is prohibited from competing with the Company or soliciting or hiring any of the Company's employees.

STEPHEN W. BEARD
On May 18, 2011, the Company entered into an amended and restated employment letter agreement with Stephen W. Beard, the Company's Executive Vice President, General Counsel and Corporate Secretary (the "Amended and Restated Agreement"). The Amended and Restated Agreement was amended to correct typographical errors in the management bonus paragraph related to Mr. Beard's 2010 bonus opportunity.

The Amended and Restated Agreement provides that Mr. Beard will receive a base salary of $275,000, subject to annual review. For 2010, Mr. Beard was eligible for a bonus opportunity that was prorated to $55,000 for the period from January 1, 2010 through June 30, 2010 and $137,500 for the remainder of the year. Effective January 1, 2011, Mr. Beard is eligible for an annual target management bonus equal to 100% of his base salary. Under the terms of the Amended and Restated Agreement, Mr. Beard received a promotional award of restricted stock units equal to $100,000 (3,549 restricted stock units) on December 20, 2010. Mr. Beard is eligible to participate in the Company's other benefit programs at the same level as such benefits are generally provided by the Company from time to time to other senior executives of the Company. Mr. Beard is also eligible to participate in the Company's Change in Control Severance Plan and the Management Severance Plan. The Amended and Restated Agreement also includes customary confidentiality undertakings. The Amended and Restated Agreement further provides that Mr. Beard is prohibited from competing with the Company and soliciting the Company's customers, under defined circumstances, during his employment and for 12 months after termination. Mr. Beard is also prohibited from soliciting any of the Company's employees, under defined circumstances, for a period of 12 months following termination.

The descriptions of the Consulting Agreement and the Amended and Restated Agreement are qualified in their entirety by reference to the complete texts of the Consulting Agreement and the Amended and Restated Agreement, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for its fiscal quarter ending June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Date: May 18, 2011	By:	/s/ Stephen W. Beard
Stephen W. Beard
Executive Vice President, General Counsel and Secretary